								 Exhibit 11



		   PPG INDUSTRIES, INC. AND SUBSIDIARIES

		     Computation of Earnings Per Share

				   Three Months            Six Months
				   Ended June 30          Ended June 30
				  1995       1994        1995       1994

Net income....................  $ 216.8    $  96.2     $ 436.0    $ 218.1

Weighted average number of
  shares of common stock
  outstanding.................    205.2      212.4       205.8      212.7

Weighted average number of
  shares of common stock
  outstanding and common
  stock equivalents..........     207.2      214.0       207.8      214.3

Primary earnings per share....  $  1.06    $  0.46     $  2.12    $  1.03

Fully diluted earnings
  per share...................  $  1.05    $  0.45     $  2.10    $  1.02

NOTES:

The common stock equivalents consist of the shares reserved for issuance under PPG's stock option plan and deferred under PPG's incentive compensation, management award, and earnings growth plans.

The fully diluted earnings per share calculations are submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than three percent.

All amounts are in millions except per share data.